Exhibit J

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the use of our report dated November 20, 2002 and to all references to our firm included in or made a part of this Post-Effective Amendment No. 6  to Light Revolution Fund, Inc.’s Registration Statement on Form N-1A (file No. 333-45509 and file No. 811-8535), including the reference to our firm under the heading “Financial Highlights” in the Prospectus and the reference to our firm under the heading “Accountants” in the Statement of Additional Information.

/s/ McCurdy & Associates CPA's, Inc.

McCurdy & Associates CPA's, Inc.

Westlake, Ohio

February 26, 2003